Subsidiaries of China United Services, Inc.

ZLI Holdings Limited - Hong Kong

Zhengzhou Lian Hengfu Consulting Co., Ltd. – PRC

Henan Law Anhou Insurance Agency Co., Ltd. (consolidated affiliate) - PRC

Sichuan Kangzhuang Insurance Agency Co. Ltd. - (conolidated affiliate) - PRC

Jiangsu Law Insruance Broker Co., Ltd. - (consolidated affliliate) - PRC

Action Holdings Financial Limited -BVI

Law Enterprise Co., Ltd. -Taiwan

Law Insurance Broker Co., Ltd. -Taiwan

Law Risk Management & Consultant Co., Ltd. -Taiwan

Law Insurance Agent Co., Ltd. -Taiwan